Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


                   RE:  REXEL, INC. REGISTRATION ON FORM S-8
                   -----------------------------------------

We are aware that our report dated April 16, 1996 on our review of the condensed consolidated balance sheet of Rexel, Inc. as of March 31, 1996, and the related condensed consolidated statements of income and cash flows for the three-month periods ended March 31, 1996 and 1995 included in the Company's Form 10-Q for the quarter ended March 31, 1996 is incorporated by reference in Registration Nos. 33-4584, 33-14148 and 33-32648 on Form S-8. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of such registration statements prepared or certified by us within the meaning of Sections 7 and 11 of the Act.




COOPERS & LYBRAND L.L.P.




Miami, Florida
April 16, 1996